Exhibit 99.1

Xplore Technologies Continues Expansion of Market Share in the U.S. Telecommunications Industry

RangerX Pro fully-rugged Android tablet has added features for telecommunications providers

AUSTIN, Texas – October 14, 2014 – Xplore Technologies Corp. (NASDAQ: XPLR), manufacturer of the most powerful, longest-lasting, ultra and fully-rugged tablets, announced today that it received an additional multi-million dollar order for their RangerX Pro fully-rugged Android tablets from a major U.S. telecommunications provider. The RangerX Pro will be used by network construction technicians out in the field.

“At Xplore Technologies we pride ourselves on customer focus,” said Mark Holleran, president and chief operating officer for Xplore Technologies. “It is this focus that has driven the development of additional features in the RangerX Pro specifically designed to meet the needs of the telecommunications industry.” “This follow on order from an existing telecommunication’s customer is further validation of our continued customer focused product development process.”

The telecommunications provider selected the fully-rugged RangerX Pro because it increases mobility for its field technicians with battery life of up to 10 hours to maximize time in the field, boosting productivity.

“This order further solidifies our strong position within the telecommunications sector and speaks to further opportunities in other sectors where field technicians are deployed,” said Philip S. Sassower, chairman and chief executive officer for Xplore Technologies. “Our success in the telecommunications industry lends itself well to other service providers such as such as satellite, cable and internet service providers”.

The RangerX Pro, purchased by the telecommunications provider, has optional integrated HDMI-In and Gigabit Ethernet ports enabling the technicians to consolidate multiple devices, increasing efficiency in the field.

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Supporting Information

●	For more information on Xplore Technologies: www.xploretech.com
●	For more information on the Xplore RangerX Pro: http://www.xploretech.com/products/rangerx
●	Follow Xplore on Twitter: @XploreRuggedPC

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of fully-rugged tablets since 1998. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

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Contact Information:

Media Inquiries:	Investor Contact:
Cathy Hut	Chris Schreiber
Xplore Technologies	Taglich Brothers
(512) 485-1105	(917) 445-6207
chut@xploretech.com	cs@taglichbrothers.com